EXHIBIT 10.1

AMENDMENT NO. 1

to the
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

      AMENDMENT (“Amendment No. 1”) dated the 1st day of July 2004, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the “Corporation”), and Roger N. Farah (the “Executive”).

      WHEREAS, the Executive currently serves as President and Chief Operating Officer of the Corporation pursuant to an Amended and Restated Employment Agreement by and between the Company and the Executive dated July 23, 2002 (the “Employment Agreement”); and

      WHEREAS, the Corporation and the Executive wish to extend the term of the Employment Agreement and to make certain other amendments to the Employment Agreement, subject to the conditions contained herein;

      NOW, THEREFORE, intending to be bound the parties hereby agree as follows.

      1. Subject to paragraph 5 hereof, the second sentence of Section 2 of the Employment Agreement shall be substituted in its entirety to read as follows:

“The term of the Executive’s employment under this Agreement shall continue until the close of business on April 3, 2010, subject to earlier termination in accordance with the terms of this Agreement (the “Term”).”

      2. Subject to paragraph 5 hereof, the Agreement is amended to add a new Section 4(g) to read as follows:

“(g) Restricted Stock Units.

(i) Effective as of the effective date of Amendment No. 1 to this Agreement, the Executive shall be granted (the “Initial Unit Grant”) an aggregate of 437,500 restricted stock units (“Units”) pursuant to the Company’s 1997 Long-Term Stock Incentive Plan, as amended (the “1997 Plan”). Each Unit shall represent the right to receive one Common Share. The Initial Unit Grant shall consist of (A) 250,000 Units that shall vest with respect to one-third of such Units on the last day of the Company’s 2008, 2009 and 2010 fiscal years (i.e., the fiscal years ending in those calendar years), respectively (determined without regard to any changes to the Company’s fiscal year), so long as the Executive has remained in employment through the applicable vesting date, provided, however, that notwithstanding the vesting of any such Units, the Executive shall not be issued any Common Shares in respect of such Units until as soon as practicable following the Executive’s termination of employment with the Company (or, if earlier, upon the occurrence of a Change of Control during the Executive’s employment); and (B) 187,500 Units (the “Performance-Based Units”) that shall vest with respect to up to one-third of the Units on the last day of the Company’s 2005, 2006 and 2007 fiscal years, respectively (determined without regard to any future changes to the Company’s fiscal year), based on the extent to which the Company attains certain performance goals as established by the Compensation Committee on the date of grant. The foregoing terms, as well as other terms and conditions applicable to the Initial Unit Grant, shall be set forth in an Award Agreement substantially in the form annexed hereto as Exhibit 1.

(ii) During the first quarter of each of fiscal years 2006 through 2008, so long as the Executive is then employed by the Company, the Executive shall be granted an award of 187,500 Units (each, a “Subsequent Unit Grant”). Each Subsequent Unit Grant shall cliff vest at the end of the three-year performance period (fiscal years 2006-2008, 2007-2009 and 2008-2010, respectively) based upon the extent to which the Company attains certain performance goals as established by the Compensation Committee on the respective dates of grant. Each Subsequent Unit Grant shall be made pursuant to the 1997 Plan (or any successor thereto) and shall be subject to the provisions thereof, provided, however, that the foregoing terms, as well as other terms and conditions applicable to each Subsequent Unit Grant, including the right to receive dividend equivalents, will be reflected in an Award Agreement executed by the parties (which terms and conditions, insofar as applicable to the Executive’s rights upon a termination of employment or a Change of Control, to vest in outstanding Units subject to a Subsequent Unit Grant, shall be similar in all materials respects to the terms and conditions applicable under such circumstances to the Performance-Based Units).

(iii) In the event that, prior to a Subsequent Unit Grant, there occurs any stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other similar corporate transaction or event that affects the Common Shares such that an adjustment is determined by the Compensation Committee in its discretion to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder, the number of Units subject to such Subsequent Unit Grant (when granted) will be subject to equitable adjustment.

      3. The year “2008” set forth in the first sentence of Section 4(a)(iii) of the Employment Agreement shall be deleted, and there shall be substituted therefor the year “2010.”

      4. The second sentence of Section 4(a)(iii) of the Employment Agreement shall be substituted in its entirety to read as follows:

“The Deferred Compensation will be payable to Executive, to the extent vested, as soon as practicable following the Executive’s termination of employment.”

      5. The provisions of this Amendment No. 1 shall take effect as of the date hereof, subject to approval of the stockholders of the Company, at the 2004 annual meeting, of the Amendment and Restatement of the Company’s 1997 Long-Term Stock Incentive Plan. In the event that such Amendment and Restatement is not so approved, this Amendment No. 1 shall be null and void and of no force and effect.

      IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed and the Executive has hereunto set his hand, effective as of the date hereof, subject to the conditions set forth herein.

POLO RALPH LAUREN CORPORATION

By:	/s/ RALPH LAUREN

Name: Ralph Lauren

Title:	Chairman and Chief Executive Officer

/s/ ROGER N. FARAH

Executive: Roger N. Farah

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